As filed with the Securities and Exchange Commission on January 9, 2004


                                                Registration No. 333-110623

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, D.C. 20549
                              ----------------------

                                  AMENDENT NO. 1


                                        To

                                     FORM S-3
               REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                            Mikohn Gaming Corporation
                (Exact name of registrant as specified in its charter)

        Nevada	                      0-22752	                 88-0218876
(State of incorporation)       (Commission File Number)       (I.R.S. Employer
                                                             Identification No.)

                                  920 Pilot Road
                             Las Vegas, Nevada 89119
                                 (702) 896-3890
          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                  John M. Garner
                            Executive Vice President,
                      Chief Financial Officer and Treasurer
                            Mikohn Gaming Corporation
                                  920 Pilot Road
                             Las Vegas, Nevada 89119
                                 (702) 896-3890
             (Name, address, including zip code, and telephone number,
                    including area code, of agent for service)

                              ----------------------
                                    Copies to:
                              Martin J. Collins, Esq.
                           Mayer, Brown, Rowe & Maw LLP
                                555 College Avenue
                         Palo Alto, California 94306-1433
                                 (650) 331-2000
                              ----------------------

	Approximate date of commencement of the proposed sale to the public:
From time to time after this Registration Statement becomes effective.
	If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]
	If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [x]
	If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
	If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
	If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
	If delivery of the prospectus is expected to be made pursuant to Rule 434 under the Securities Act, please check the following box. [ ]

                              ----------------------


The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933, or until this Registration Statement shall become effective on any date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.


                Subject to Completion, Dated January 9, 2004.


PROSPECTUS

                        10,531,247 Shares of Common Stock

                            Mikohn Gaming Corporation


                              ----------------------



    The selling stockholders and their transferees, pledgees, donees or other successors in interest identified in this prospectus under the heading "Selling Stockholders" are offering and selling up to 10,531,247 shares of our common stock. We issued 8,424,995 shares to the selling stockholders in a private placement on October 22, 2003. The remaining 2,106,252 shares are issuable upon exercise of warrants exercisable for shares of common stock sold to the selling stockholders in the private placement. We will not receive any of the proceeds from the sale of shares of our common stock by the selling stockholders.


    Our common stock is quoted on The Nasdaq National Market under the symbol "MIKN." On January 8, 2004, the last reported sale price of our common stock was $4.92 per share.

    Sales of our common stock using this prospectus may be made directly to purchasers or through underwriters, broker-dealers or agents.

                              ----------------------


    See "Risk Factors" beginning on page 1 to read about some of the factors you should consider before buying shares of our common stock.

                              ----------------------


    Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                              ----------------------



                  This prospectus is dated January 9, 2004.

    No person is authorized in connection with any offering made hereby to give any information or to make any representation not contained in this prospectus, and, if given or made, such information or representation must not be relied upon as having been authorized by us or the selling stockholders. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the common stock offered hereby, nor does it constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby to any person in any jurisdiction in which it is unlawful to make such an offer or solicitation to such person. Neither the delivery of this prospectus nor any sale made hereunder shall under any circumstance create any implication that the information contained herein is correct as of any date subsequent to the date hereof.


                               TABLE OF CONTENTS

	                                                     Page
                                                             ----
	The Company						1
	Risk Factors						1
	Forward-Looking Statements			        9
	Use of Proceeds					       10
	Selling Stockholders				       10
	Plan of Distribution				       13
	Experts					               14
        Change in Accountants                                  14
	Validity of Common Stock			       15
	Where You Can Find More Information		       15

                                  THE COMPANY

    We are a leading developer, manufacturer and marketer of (i) proprietary branded and unbranded slot machines and table games, including our Yahtzee(r), Battleship(r), Ripley's Believe It or Not!(r), Clue(r), and Trivial Pursuit(r) series of slot machines and our Caribbean Stud(r) table game, and (ii) gaming products, including signage and progressive jackpot systems.
Our worldwide operations are concentrated in two principal business segments: gaming operations and product sales. Our gaming operations generate recurring revenues through leases of slot machines and table games to casino operators, and our gaming products are found in almost every major gaming jurisdiction. For the nine months ended September 30, 2003, we generated revenues of $66.8 million and an operating loss of $0.2 million

    Our principal executive offices are located at 920 Pilot Road, Las Vegas, Nevada 89119, and our telephone number is (702) 896-3890.


                                 RISK FACTORS

    You should consider carefully all of the information we have included or incorporated by reference into this prospectus before you decide whether to buy the common stock offered hereby. In particular, you should consider carefully the risk factors described below.

    If any of the following risks actually occur, our business, results of operations and/or financial condition may materially suffer. In that event, the trading price of our common stock could fall, and you may lose all or part of the money you paid to buy our common stock.


                    Risks Related to Our Business Operations

If we are unable to develop or introduce innovative products that gain market acceptance and satisfy consumer preferences, our current and future revenues will be adversely affected.


    Our future performance is dependent upon the continued popularity of our existing products and our ability to develop and introduce products that gain market acceptance and satisfy consumer preferences. The popularity of any of our gaming products may decline over time as consumer preferences change or as new, competing games, many incorporating new technology, are introduced by our competitors. If we are unable to develop or market innovative products or systems in the future, or if our current products or systems become obsolete or otherwise noncompetitive, our ability to sustain current revenues from our existing customers or to generate additional revenues from existing or new customers would be adversely affected, which, in turn, could materially reduce our profitability and growth potential. In addition, the introduction of new and innovative products by our competitors that are successful in meeting consumer preferences also could materially reduce our competitiveness and adversely affect our revenues and our business.


    The development of new games requires a significant investment by us prior to any of the games becoming available for lease. These new games and refresher versions of our existing games may not gain popularity with gaming patrons, or may not maintain any popularity achieved, and we may be unable to recover the cost of developing these games. Each of these games also requires separate regulatory approval in each market in which we do business, and this regulatory approval may either not be granted or not be granted in a timely manner, for reasons primarily outside of our control. A lack of market or regulatory acceptance of our new games or refresher versions of our existing games, or delays in obtaining necessary regulatory approvals, will adversely affect our revenues and business prospects.


    In addition to requiring a strong pipeline of proprietary games, our success is dependent upon other new product development and technological advancements, including the development of cashless technology. The markets in which we compete are subject to frequent technological changes, and one or more of our competitors may develop alternative technologies for bonusing, progressive jackpots, slot accounting, cashless technology, player tracking or game promotions, or a superior game platform which may not be made available to us. While we expend a significant amount of resources on research and development and on product enhancement, we may not be able to continue to improve and market our existing products or develop and market new products, or technological developments may cause our products or technology to become obsolete or noncompetitive.






If our license agreements with Hasbro, Inc. and other content providers are terminated or are not renewed or if we breach our obligations under any license agreement, our revenues could be reduced.



    Any termination or failure to renew a license agreement with our branded content providers could have a material adverse effect on our revenues and operations. Revenues from our gaming operations segment are derived primarily from the popularity of our Yahtzee(r), Battleship(r), Clue(r),Ripley's Believe It or Not!(r) and Trivial Pursuit(r) slot machines. We developed these slot machines under multi-year license agreements, which contain options to renew, with Hasbro, Ripley Entertainment and other branded content providers. We are also in the process of developing additional games under similar agreements with separate licensors for additional branded content, including an agreement with Paws, Inc. for use of the Garfield(r) property.



    Each license agreement contains provisions that obligate us to perform in a certain manner. If we breach these obligations, the licensor may terminate the license agreement within a specified period that varies from immediate termination to thirty (30) days, depending upon the agreement and the type of breach. In addition, any breach of our obligations may adversely affect our relationship with the licensor, as well as deter the licensor and other third parties from licensing additional brands to us. Our ability to renew our license agreements with Hasbro, Paws, Inc. and/or Ripley Entertainment for an additional term is conditioned upon our having paid minimum royalties to the licensor during the applicable initial term. If we do not generate sufficient revenues to pay the minimum royalties or otherwise are unable to renew any of our license agreements with the licensor, our future revenues may be materially reduced.




We depend upon our intellectual property, and our failure to protect our existing intellectual property or secure and enforce such rights for new proprietary technology could adversely affect our future growth and success.


    Our ability to successfully protect our proprietary methods of play and other technology is essential to our success. Our failure to effectively protect our intellectual property could significantly impair our competitive advantage and adversely affect our revenues and the value of our common stock.



    Our future success is also dependent upon our ability to secure our rights in any new proprietary technology that we develop. We file trademark and patent applications to protect intellectual property rights for many of our trademarks, proprietary games, gaming products and improvements to these products. For example, we applied for patents for our knowledge-based bonus features and other game enhancements which have been utilized in our Think Big(r) game series, which includes our Ripley's Believe It or Not!(r), Clue(r) and Trivial Pursuit(r) games. The U.S. Patent and Trademark Office has not acted upon all of these applications and may determine not to issue patents or trademark registrations on some or all of our pending patent and trademark applications. Our failure to obtain federal protection for our trademarks and patents could cause us to become subject to additional competition and could have a material adverse effect on our future revenues and operations.



If we are unable to effectively promote our trademarks, our revenues and results of operations may be materially adversely effected.



    We believe that our trademarks provide us with a competitive advantage. We intend to promote our trademarks in order to capitalize on this advantage and to build goodwill with our customers, which promotion efforts will require certain expenditures on our part. However, our efforts may be unsuccessful and these trademarks may not result in the competitive advantage that we anticipate. In such event, our revenues and results of operations may be materially adversely effected by the costs and expenses related to the promotion of such trademarks.



Our competitors may develop non-infringing products that adversely affect our future growth and revenues.



    It is possible that our competitors will produce proprietary games or gaming products similar to ours without infringing on our intellectual property rights. As a result, our future growth and revenues may be adversely effected.

We may incur significant litigation expenses protecting our intellectual property or defending our use of intellectual property which may have a material adverse effect on our cash flow.


    Competitors and other third parties may infringe on our intellectual property rights or may allege that we have infringed on their intellectual property rights, resulting in significant litigation expenses which would reduce our cash flow.


If we are found to be infringing a third-party's intellectual property rights, we may be forced to discontinue certain products or obtain a license to use the intellectual property, either of which may adversely affect our future growth and revenues.



    If we are found to be infringing another party's intellectual property rights, we may be forced to discontinue certain products, which may have a material adverse effect on our future growth and revenues. Alternatively, if the company holding the applicable patent is willing to give us a license that allows us to develop, manufacture or market our products, we may be required to obtain a license from them. Such a license will require the payment of a license, royalty or similar fee or payment and may limit our ability to market new products, which would adversely effect our future growth and revenues.





We depend upon our ability to obtain licenses for popular intellectual properties on acceptable terms and our failure to secure such licenses could adversely affect our future growth and success.



    Our future success also depends upon our ability obtain licenses for popular intellectual properties. We may not be successful in doing so. Even if we are successful in these efforts, we may not be sucessful in adapting or deploying them for the development of casino games, as to the timing or cost of such development efforts or as to the commercial success of the resulting games.


Our cash flow from operations and available credit may not be sufficient to meet our capital requirements and, as a result, we could be dependent upon future financing, which may not be available.


    Historically, we have not generated sufficient cash flow from operations to satisfy our capital requirements and have relied upon financing arrangements to satisfy such requirements. Should such financing arrangements be required but unavailable in the future, this will pose a significant risk to our liquidity and our ability to meet operational and other cash requirements.



    The gaming operations segment has historically been capital-intensive and may remain so depending on a number of factors, including, but not limited to, (a) our ability to continue to use the existing slot machines we own or lease from a third party, (b) our ability to provide popular and innovative game content ideas for slot machines such that a manufacturer of slot machines would be induced to provide slot machines in exchange for a portion of revenues earned from the sale or leasing arrangement with a casino or (c) our ability to generate sufficient cash flow from operations or from debt or equity transactions to acquire technologically competitive slot machines or to upgrade existing slot machines to technologically required standards. If we are not successful in these areas, among others, we may be required to continue expending significant capital outlays related to this business segment.



    Any additional debt financing that we incur in the future will increase the amount of our outstanding indebtedness, our debt service requirements and the related risks we currently face, including the annual interest requirements of approximately $7.7 million related to our 11 7/8% Senior Secured Notes due 2008, of which $65 million is outstanding. See "-Risks Related to Our Substantial Debt." Moreover, any increase to our indebtedness may reduce future operating cash flow. We may not be able to generate the sources of liquidity, if needed, either through operations or debt or equity financing, and we may not be able to develop or enhance our products, take advantage of future opportunities or respond to changing demands of customers and competitors.



    We maintain a $17.5 million working capital revolving line of credit facility with Foothill Capital Corporation. We have not drawn on this credit facility, but any borrowing will also increase our indebtedness and the related risks we currently face. We may not be in compliance with quarterly financial covenants to be able to borrow under this credit facility should it be deemed necessary. We are presently negotiating amendments to our covenant related to the generation of EBITDA such that we would be in compliance with the EBITDA covenant.


If casino operators cancel the placement of our games or do not agree to recurring revenue arrangements, our recurring revenues and our growth could be adversely affected.










    Under the terms of our current arrangements with casino operators, our installed base of games may be replaced by competing products under some circumstances, thus ending the recurring revenue stream or arrangement with such operator. Such replacement may result from competition, changes in economic conditions, technological requirements, obsolescence or declining popularity. A decrease in our installed base of games will adversely affect our revenues and future growth. In addition, if customers replace our games and bonusing systems, our efforts to maintain and expand the number of installed proprietary games through enhancement of existing games and bonusing systems, introduction of new games and bonusing systems and other features and the provision of superior customer service may not be successful. See "-If we are unable to develop or introduce innovative products that gain market acceptance and satisfy consumer preferences, our current and future revenues will be adversely affected."



    Furthermore, prominent placement of our games on the casino floor is necessary in order to maximize the amount of recurring revenues derived from each of our games. Our leases do not require the casino operators to place our games in prominent locations. If we fail to maintain the prominent locations in the casinos that we currently enjoy, our games may not be played, resulting in a reduction of our recurring revenues.



    We have historically placed our proprietary games in casinos primarily under leases which provide for a fixed rental payment or on the basis of revenue participation in the game's operating results. Most of these lease agreements are for 12 to 36 months and are subject to cancellation by the operator that may involve a 30 or 60-day notice. We will continue to follow this model to the extent that there is interest amongst our customers.


We operate in a highly competitive market and may be unable to successfully compete.

    The markets for our products are highly competitive and are characterized by the rapid development of new technologies and the continuous introduction of new products. We compete with a number of developers, manufacturers and distributors of similar products. Some of our competitors have greater access to capital, marketing and product development resources than we have. New competitors also may enter our key markets. Numerous factors may affect our ability to successfully compete and thus affect our future performance, including:

    *	the relative popularity of our existing products and our ability to
	develop and introduce appealing new products;

    *	our ability to obtain adequate space and favorable placement on casino
	gaming floors;

    *	our ability to maintain existing regulatory approvals and to obtain
	further regulatory approvals as needed; and

    *	our ability to enforce our existing intellectual property rights and to adequately secure and protect rights for new products.

    Larger competitors may have more resources to devote to research and development and may be able to more efficiently and effectively obtain regulatory approval. In addition, competitors with a larger installed base of games have an advantage in retaining the most space and best placement. These competitors may also have the advantage of being able to convert their installed games to newer models in order to maintain their share of casino floor space. Our business and revenues will be negatively affected if we are unable to compete effectively in the markets in which our products are sold.

Failure to comply with applicable regulations could result in the loss of licenses necessary for our operations.


    The manufacture and distribution of gaming products and the conduct of gaming operations are extensively regulated by various domestic and foreign gaming authorities. Although the laws of different jurisdictions vary in their technical requirements and are amended from time-to-time, virtually all jurisdictions in which we operate require registrations, licenses, findings of suitability, permits and other approvals, as well as documentation of qualifications, including evidence of the integrity of our officers, directors, major stockholders and key personnel. If we fail to comply with the laws and regulations to which we are subject, the applicable domestic or foreign gaming authority may impose significant penalties and restrictions on our operations, resulting in a material adverse effect on our revenues and future business.



Future authorizations or regulatory approvals may not be granted in a timely manner or at all which would adversely affect our results of operations.



    Future authorizations or approvals required by domestic and foreign gaming authorities may not be granted at all or as timely as we would like, and current or future authorizations may not be renewed. In addition, we may be unable to obtain the authorizations necessary to operate new games or to operate our current games in new markets. In either case, our results of operations would likely be adversely affected. Gaming authorities also could place burdensome conditions and limits on future authorizations and approvals. If we fail to maintain or obtain a necessary registration, license, approval or finding of suitability, we may be prohibited from selling our games for use in the jurisdiction, or we may be required to sell them through other licensed entities at a reduced profit.


    The continued growth of markets for our products is contingent upon regulatory approvals by various federal, state, local and foreign gaming authorities. We cannot predict which new jurisdictions or markets, if any, will accept and which authorities will approve the operation of our gaming products, the timing of any such approvals or the level of our penetration in any such markets.


Our business is closely tied to the casino industry and factors that negatively impact the casino industry may also negatively affect our ability to generate revenues.



    Casinos and other gaming operators represent a significant portion of our customers. Therefore, factors that may negatively impact the casino industry may also negatively impact our future revenues. If casinos experience reduced patronage, our games may not perform well and may be taken off of the casino floor or simply earn less revenue for us while on the casino floor. In either event, there would be a materially negative impact on our revenue performance.


    The level of casino patronage, and therefore our revenues, are affected by a number of factors beyond our control, including:

    *	general economic conditions;

    *	levels of disposable income of casino patrons;

    *	acts of terrorism and anti-terrorism efforts;

    *	increased transportation costs resulting in decreased travel by
	patrons;

    *	local conditions in key gaming markets, including seasonal and weather-
	related factors;

    *	the growth and number of legalized gaming jurisdictions;

    *	changes or proposed changes to the tax laws;

    *	increases in gaming taxes or fees;

    *	legal and regulatory issues affecting the development, operation and
	licensing of casinos;

    *	the availability and cost of capital to construct, expand or renovate
	new and existing casinos;

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


    *	competitive conditions in the gaming industry and in particular gaming
	markets, including the effect of such conditions on the pricing of our games and products;


    *	the relative popularity of entertainment alternatives to casino gaming
	that compete for the leisure dollar; and



    *	the level of new casino construction and the renovation schedules of
	existing casinos.



	These factors significantly impact the demand for our products.



                         Risks Related to the Securities




Various factors, including some that are out of our control, may cause our common stock to trade at a substantially lower price than you paid.



    The price of our common stock will fluctuate over time due to various factors, some of which are out of our control. As a result, the stock may be worth less in the future than the purchase price you paid for it. Specifically, factors affecting our stock price may include:, economic conditions and volatility in the financial markets, including changes in investor sector preferences; announcements or significant developments with respect to the gaming industry; actual or anticipated variations in our quarterly or annual financial results; the introduction of new products by us or our competitors; changes in other conditions or trends in our industry or in any of our significant markets; changes in governmental regulation; or changes in securities analysts' estimates of our future performance or that of our competitors or our industries.



As a purchaser of the security of a highly-regulated gaming company, you are subject to the requirements of the gaming laws of all jurisdictions in which we are licensed.



    Pursuant to applicable laws, gaming regulatory authorities in any jurisdiction in which we are subject to regulation may, in their discretion, require a holder of any of our securities to provide information, respond to questions, make filings, be investigated or be licensed, qualified or found suitable to own our securities. Moreover, the holder of the securities making any such required application is generally required to pay all costs of the investigation, licensure, qualification or finding of suitability.



    If any holder of our securities fails to comply with the requirements of any gaming authority, we have the right, at our option, to require such holder to dispose of such holder's securities within the period specified by the applicable gaming law or to redeem the securities to the extent required to comply with the requirements of the applicable gaming law.



    Additionally, if a gaming authority determines that a holder is unsuitable to own our securities, such holder will have no further right to exercise any voting or other right conferred by the securities, to receive any dividends, distributions or other economic benefit or payments with respect to the securities or to continue its ownership or economic interest in us. We can be sanctioned if we permit any of the foregoing to occur, which may include the loss of our licenses.


You likely will not receive a return on your investment in the shares through dividends paid on our common stock.


    We do not anticipate paying any cash dividends on our common stock in the foreseeable futureRather, earnings are expected to be retained for use in expanding our business. In addition, the agreements governing our indebtedness restrict our ability to pay dividends on our common stock. Therefore, in addition to the risk that you may not receive a return on your investment through the resale of your shares, you will likely not receive a return on your investment in the common stock through the payment of dividends on our common stock.

Anti-takeover provisions in our organizational documents, our stockholder rights plan and Nevada law could make a third-party acquisition of us difficult and therefore could affect the price investors may be willing to pay for our common stock.


    The anti-takeover provisions in our articles of incorporation, our bylaws, our stockholder rights plan and Nevada law could make it more difficult for a third party to acquire us without the approval of our board of directors. Under theseprovisions, we could delay, deter or prevent a takeover attempt or third-party acquisition that certain of our stockholders may consider to be in their best interests, including a takeover attempt that may result in a premium over the market price for shares of our common stock. In addition, these provisions may prevent the market price of our common stock from increasing substantially in response to actual or rumored takeover attempts and also may prevent changes in our management. Because these anti-takeover provisions may result in our being perceived as a potentially more difficult takeover target, this may affect the price investors are willing to pay for shares of our common stock.


Concentration of ownership of our common stock among our existing executive officers and directors may prevent new investors from influencing significant corporate decisions.

    As of October 31, 2003, our executive officers and directors beneficially owned an aggregate of approximately 10.4% of our outstanding common stock. These persons, acting together, may therefore have significant influence in determining the outcome of matters submitted to our stockholders for approval, including the election and removal of directors and any merger, consolidation or sale of all or substantially all of our assets. In addition, these persons have the ability to influence or control the management of our day-to-day operations, business and affairs. Accordingly, this concentration of ownership may harm the market price of our common stock by:

    *	delaying, deferring or preventing a change in control of us;

    *	impeding a merger, consolidation, takeover or other business
	combination involving us; or

    *	discouraging a potential acquiror from making a tender offer or
	otherwise attempting to obtain control of us.


                      Risks Related to Our Substantial Debt


We have substantial debt and debt service requirements, which could have an adverse impact on our business and the value of our common stock.



    On October 31, 2003, our total outstanding debt was approximately $66.0 million. In addition to this existing debt, we may incur additional debt in the future. Substantial debt may make it more difficult for us to operate and effectively compete in the gaming industry. The degree to which we and/or one or more of our subsidiaries are leveraged could have important adverse consequences on the value of Mikohn as follows:


    *	it may be difficult for us to make payments on our outstanding
	indebtedness;


    *	a significant portion of our cash flows from operations must be
	dedicated to debt service and will not be available for other purposes that would otherwise be operationally value-enhancing uses of such funds;


    *	our ability to borrow additional amounts for working capital, capital
	expenditures, potential acquisition opportunities and other purposes may be limited;


    *	we may be limited in our ability to withstand competitive pressures and
	may have reduced financial flexibility in responding to changing business, regulatory and economic conditions in the gaming industry;



    *	we may be at a competitive disadvantage because we may be more highly
	leveraged than our competitors and, as a result, more restricted in our ability to invest in our growth and expansion; and

    *	it may cause us to fail to comply with applicable debt covenants and
	could result in an event of default that could result in all of our indebtedness being immediately due and payable (See "-We may not be able to generate sufficient cash flow to meet our debt service requirements").

    If new debt is added to our and our subsidiaries' current debt levels, the related risks that we and they now face could intensify. See "-Risks Related to Our Business Operations- Our cash flow from operations and available credit may not be sufficient to meet our capital requirements, and, as a result, we could be dependent upon future financing, which may not be available."


We may be forced to reduce or delay growth initiatives and capital expenditures, obtain additional equity capital or restructure our debt if we are unable to generate sufficient cash flow to meet our debt service requirements.



    Our ability to generate cash flow from operations sufficient to make scheduled payments on our debts as they become due (our 11.875% Senior Secured Notes mature August 2008) will depend upon our future performance and our ability to successfully implement our business strategy.


    See "-Risks Related to Our Business Operations- Our cash flow from operations and available credit may not be sufficient to meet our capital requirements, and, as a result, we could be dependent upon future financing, which may not be available." Our performance will be affected by prevailing economic conditions and financial, business, regulatory and other factors. Many of these factors are beyond our control. Our debt service requirements are currently estimated to be approximately $7.7 million for fiscal year 2004. If our future cash flows and capital resources are insufficient to meet our debt obligations and commitments, we may be forced to reduce or delay activities and capital expenditures, obtain additional equity capital or restructure or refinance our debt. In the event that we are unable to do so, we may be left without sufficient liquidity and we may not be able to meet our debt service requirements. In such a case, an event of default would occur under our credit facility and indenture and could result in all of our indebtedness becoming immediately due and payable. As a result, some or all of our lenders would be able to foreclose on our assets.


Our lenders have imposed numerous debt covenants that include financial and operating restrictions that may adversely affect how we conduct our business and potentially reduce our revenues and affect the value of our common stock.



    We are subject to numerous covenants in our debt agreements that impose financial and operating restrictions on our business. These restrictions may affect our ability to operate our business, may limit our ability to take advantage of potential business opportunities as they arise, and may adversely affect the conduct and competitiveness of our current business, which could in turn reduce our revenues and thus affect the value of our common stock. Specifically, these covenants place restrictions on our ability to, among other things:


    *	incur more debt;

    *	pay dividends, redeem or repurchase our stock or make other
	distributions;

    *	make acquisitions or investments;

    *	use assets as security in other transactions;

    *	enter into transactions with affiliates;

    *	merge or consolidate with others;

    *	dispose of assets or use asset sale proceeds;

    *	create liens on our assets; and

    *	extend credit.


    The terms of our indebtedness require that we meet a number of financial ratios and tests. Our ability to meet these ratios and tests and to comply with other provisions governing our indebtedness may be affected by changes in economic or business conditions or other events beyond our control. Our failure to comply with our debt-related obligations could result in an event of default which, if not cured or waived, could result in an acceleration of our indebtedness, including without limitation, our senior secured notes. This in turn could have a material adverse effect on our operations, our revenues and thus our common stock value.



    Additionally, the covenants governing our indebtedness restrict the operations of our subsidiaries, including, in some cases, limiting the ability of our subsidiaries to make distributions to us, and these limitations could impair our ability to meet such financial ratios and tests.



    Lastly, we are required by our senior secured notes and by our credit facility to offer to repurchase or make certain payments on our debt at times when we may lack the financial resources to do so, such as upon a change of control. These expenditures may materially and adversely affect our liquidity and our ability to maintain or grow our business as payments to satisfy the debt will be diverted away from any investment in the growth of our business, thus potentially affecting the value of our common stock.



The pledge of substantially all of our assets to our creditors may result in such creditors seizing these assets in a foreclosure proceeding, which would materially reduce the assets available for distribution to holders of our common stock upon our liquidation or recapitalization.


    Substantially all of our assets are pledged as security to holders of our senior secured notes, as well as to the lender under our credit facility. The ability of holders of shares of our common stock to participate in the distribution of our assets upon our liquidation or recapitalization will be subject to the prior claims of our creditors. Any foreclosure of our assets by such creditors will materially reduce the assets available for distribution to holders of shares of common stock.


                           FORWARD-LOOKING STATEMENTS

    This prospectus and the documents incorporated by reference herein may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements are based upon management's current expectations and assessments of risks and uncertainties and reflect various assumptions concerning anticipated results, which may or may not prove to be correct. Some of the factors that could cause actual results to differ materially from estimates or projections contained in such forward-looking statements include:

    *	competition within the relevant product markets, including the ability
	to develop and successfully introduce new products, pricing, promotional activities, introduction of competing products and continuing customer demand for existing products;

    *	the loss of one or more key employees;

    *	the effects of a prolonged United States or global economic downturn or
	recession;

    *	changes in costs, including changes in labor costs, raw material prices
	or advertising and marketing expenses;

    *	the costs and effects of unanticipated legal or administrative
	proceedings; and

    *	variations in political, economic or other factors such as currency
	exchange rates, inflation rates, tax changes, legal and regulatory changes or other external factors over which we have no control.

    We have no obligation to update any forward-looking statement in this prospectus or any incorporated document.


                                USE OF PROCEEDS

    We will not receive any proceeds from the sale of our common stock offered for sale in this prospectus by the selling stockholders. The selling stockholders will receive all of the net proceeds from these sales.


                             SELLING STOCKHOLDERS

    On October 22, 2003, we sold 8,424,995 shares of our common stock to the investors listed below for $5.34125 per share. We also sold to the investors warrants exercisable for up to an additional 2,106,252 shares of our common stock at $5.875375 per share. These warrants are exercisable at any time after October 22, 2003 and will expire on October 22, 2008. The warrants may be transferred pursuant to an available exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and in compliance with applicable state securities or blue sky laws.

    The term "selling stockholder" also includes any transferees, pledgees, donees, or other successors in interest to the selling stockholders set forth below. The information concerning the selling stockholders may change from time to time, and any changes and the names of any transferees , pledgees, donees and other successors in interest will be set forth in supplements to this prospectus as required.

    The following table sets forth information, as of November 7, 2003, with respect to each selling stockholder:

    *	The number of shares of our common stock owned prior to this
	offering by the selling stockholder, including shares acquired from us on October 22, 2003, but excluding shares that are subject to the warrants issued by us on October 22, 2003, and any other shares that were held by the selling stockholder on the date of this prospectus;

    *	The number of shares each selling stockholder has the right to
	acquire from us upon exercise of warrants, including the warrants acquired from us on October 22, 2003;

    *	The number of shares of our common stock that the selling
	stockholder may offer and sell pursuant to this prospectus;

    *	The percentage of our outstanding stock that is owned by the
	selling stockholder prior to the offering, including shares exercisable upon exercise of warrants; and

    *	The percentage of our outstanding stock that is owned by the
	selling stockholder after the offering, including shares exercisable upon exercise of warrants (assuming all shares of common stock offered by the selling stockholder pursuant to this prospectus are sold).

Because the selling stockholders may offer all or some portion of our common stock covered by this prospectus, we can only estimate the percentage of our common stock that will be held by the selling stockholders upon completion of the offering. The information is based upon information provided by or on behalf of the selling stockholders.

                                                     Number of Shares
                                          ------------------------------------
                                                                                    Percentage of   Percentage of
                                                                                     Outstanding     Outstanding
                                                          Issuable                     Common          Common
                                           Owned            Upon                     Stock Owned    Stock Owned
                                        Prior to the     Exercise of     Offered     Prior to the     After the
Name				          Offering        Warrants	  Hereby       Offering       Offering
-------------------------------         ------------     ----------     ----------   -----------     ------------
Jefferies & Company, Inc. (1)		  2,645,539	   661,385	 3,306,924	14.78%		  *
Fidelity Summer Street Trust:
  Fidelity Capital & Income Fund (2) 	  2,141,821	   535,456	 2,677,277	12.04%		  *
Janus High Yield Bond Fund (3)	    	    666,886	   166,722	   833,608	 3.81%		  *
River Run Fund, Ltd. (4)		    181,569	    38,942	   194,711	 1.01%		  *
River Run Partners, L.P. (5)		    182,898	    34,075	   170,373	 1.00%		  *
Deltec High Yield Partners, L.P. (6)	     29,207	     7,882	    36,509	  *		  *
Deltec Total Return Bond Fund, L.P. (6)	     38,942	     9,736	    48,678	  *		  *
Ram Trading Ltd. (7)			    907,745	   200,000	 1,000,000	 5.06%		  *
Marshall & Ilsley Trust Company (8)	      6,597	     1,650	     8,247	  *		  *
Marshall Small Cap Growth Fund (9)	    279,940	    69,985	   349,925	 1.61%		  *
Nausethold & Co. (10)			     87,892	    21,973	   109,865	  *		  *
S.A.C. Capital Associates, LLC (11)	    606,104	   151,526	   757,630	 3.47%		  *
Smithfield Fiduciary LLC (12)		    500,000	   125,000	   625,000	 2.86%		  *
Potomac Capital Partners, LP (13)	    368,806	    23,026	   115,132	 1.80%		 1.27%
Potomac Capital International Ltd. (14)	     77,597	     4,925	    24,622	  *		  *
Pleiades Investment Partners-R, LP (15)	    269,297	    17,049	    85,246	 1.32%		  *
Castle Creek Technology Partners LLC (16)   150,000	    37,500	   187,500	  *		  *
                                          ---------      ---------      ----------
Totals			                  9,140,840	 2,106,832	10,531,247
                                          =========      =========      ==========




    * 	Less than 1%
    (1)	Jefferies Advisors, Inc. exercises voting and investment control over
	the shares held by Jefferies & Company, Inc.
    (2)	Fidelity Management & Research Company has voting and investment
	control over the shares held by Fidelity Summer Street Trust: Fidelity Capital & Income Fund.
    (3)	Janus Investment Fund is the investment advisor to Janus High Yield
	Bond Fund, whose nominee name is Seafin & Co. Janus Investment Fund exercises voting and investment control over the shares held by the Janus High Yield Bond Fund.
    (4)	Ian G. Wallace, the managing member of River Run Management, L.L.C.,
	exercises voting and investment control over the shares held by River Run Fund, Ltd.
    (5)	Ian G. Wallace, the managing member of River Run Management, L.L.C.,
	exercises voting and investment control over the shares held by River Run Partners, L.P.
    (6)	Arthur E. Byrnes, John R. Gordon and Stephen Zuppello, the managing
	members of Blue Tee Partners, LLC, the managing member of Deltec Asset Management LLC, which is the investment manager for each of Deltec High Yield Partners, L.P. and Deltec Total Return Bond Fund, L.P., exercise voting and investment control over the shares held by the entities.
    (7)	A.R. Thane Ritchie, president of Ritchie Capital Management LLC, the
	investment manager of RAM Trading Ltd., exercises voting and investment control over the shares held by Ram Trading Ltd.
    (8)	Sean McLeod, fund manager of M&I Investment Management Corp., exercises
	voting and investment control over the shares held by Marshall & IIsley Trust Company.

    (9)	Sean McLeod, fund manager of M&I Investment Management Corp., exercises
	voting and investment control over the shares held by Marshall Small Cap Growth Fund.
    (10)Sean McLeod, fund manager of M&I Investment Management Corp., exercises voting and investment control over the shares held by Nausethold & Co.
    (11)Pursuant to investment agreements, each of S.A.C. Capital Advisors, LLC and S.A.C. Capital Management, LLC share voting and investment control with respect to the shares held by S.A.C. Capital Associates, LLC. Steven
	A. Cohen controls both S.A.C. Capital Advisors and S.A.C. Capital Management. Stephen A. Cohen, S.A.C. Capital Advisors and S.A.C. Capital Management disclaim beneficial ownership of any of the shares owned by S.A.C. Capital Associates, LLC.
    (12)Glenn Dubin and Henry Swieca, controlling members of Highbridge Capital Management, LLC, the trading manager of Smithfield Fiduciary LLC, exercise voting and investment control over the shares held by Smithfield Fiduciary LLC. Glenn Dubin, Henry Swieca and Highbridge Capital Management disclaim beneficial ownership of the shares owned by Smithfield Fiduciary LLC.
    (13)Paul J. Solit, the managing member of Potomac Capital Management LLC, the general partner of Potomac Capital Partners, LP, exercises voting and investment control over the shares held by Potomac Capital Partners, LP.
    (14)Paul J. Solit, the president of Potomac Capital Management LLC, the investment manager of Potomac Capital International Ltd., exercises voting and investment control over the shares held by Potomac Capital International Ltd.
    (15)Paul J. Solit, the managing member of Potomac Capital Management LLC, the investment manager of Pleiades Investment Partners-R, LP, exercises voting and investment control over the shares held by Pleiades Investment Partners-R, LP.
    (16)Daniel Asher, the managing member of Castle Creek Partners, LLC, the investment manager under a management agreement of Castle Creek Technology Partners LLC, exercises voting and investment control over the shares held by Castle Creek Technology Partners LLC. Daniel Asher and Castle Creek Partners, LLC disclaim beneficial ownership of the shares owned by Castle Creek Technology Partners LLC.

                              PLAN OF DISTRIBUTION

    The selling stockholders may, from time to time, sell any or all of their shares of our common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

    *	ordinary brokerage transactions and transactions in which the broker-
	dealer solicits purchasers;

    *	block trades in which the broker-dealer will attempt to sell the shares
	as agent but may position and resell a portion of the block as principal to facilitate the transaction;

    *	purchases by a broker-dealer as principal and resale by the broker-
	dealer for its account;

    *	an exchange distribution in accordance with the rules of the applicable
	exchange;

    *	privately negotiated transactions;

    *	short sales;

    *	broker-dealers may agree with the selling stockholders to sell a
	specified number of such shares at a stipulated price per share;

    *	a combination of any such methods of sale; and

    *	any other method permitted pursuant to applicable law.

    The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.


    The selling stockholders may also engage in short sales against the box, puts and calls and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades. The selling stockholders will not use any of the shares offered hereby to cover short positions.


    Broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved. Any profits on the resale of shares of common stock by a broker-dealer acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by the selling stockholders. The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act.

    The selling stockholders may from time-to-time pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling stockholders to include the pledgees, transferees, donees or other successors in interest as selling stockholders under this prospectus.

    The selling stockholders also may transfer the shares of our common stock in other circumstances, in which case the transferees, pledgees donees or other successors in interest will be the selling beneficial owners for purposes of this prospectus and may sell the shares of common stock from time-to-time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities

Act amending the list of selling stockholderss to include the pledgees, transferee or other successors in interest as selling stockholderss under this prospectus.


    The selling stockholders and any broker-dealers or agents that are involved in selling the shares of common stock may be deemed to be "underwriters" within the meaning of the Securities Act in connection with those shares. In such event, any commissions received by those broker-dealers or agents and any profit on the resale of the shares of our common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Jefferies & Company, Inc. is an underwriter within the meaning of the Securities Act in connection with its sale of shares of our common stock in this offering.



    Fidelity Summer Street Trust: Fidelity Capital & Income Fund, Janus High Yield Bond Fund, Deltec High Yield Partners, L.P., Deltec Total Return Bond Fund, L.P. and Smithfield Fiduciary LLC are each affiliates of broker dealers, and each purchased the securities to be resold in this offering in the ordinary course of its business and had no agreement or understanding, directly or indirectly, with any person to distribute our securities at the time of their purchase.


    We are required to pay all fees and expenses incident to the registration of the shares of our common stock. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

    The selling stockholders has advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares of our common stock, nor is there an underwriter or coordinating broker acting in connection with a proposed sale of shares of common stock by the selling stockholders. If we are notified by the selling stockholders that any material arrangement has been entered into with a broker-dealer for the sale of shares of our common stock, if required, we will file a supplement to this prospectus. If the selling stockholders use this prospectus for any sale of the shares of our common stock, they will be subject to the prospectus delivery requirements of the Securities Act.


    We have advised the selling stockholders that the anti-manipulation provisions of Regulation M under the Securities Exchange Act of 1934 will apply to purchases and sales of shares of common stock by the selling stockholders, and that there are restrictions on market-making activities by persons engaged in the distribution of the shares. Under Regulation M, the selling stockholders or their agents may not bid for, purchase, or attempt to induce any person to bid for or purchase, shares of our common stock while such selling stockholders are distributing shares covered by this prospectus. Accordingly, the selling stockholders may not be permitted to cover short sales by purchasing shares while the distribution is taking place.



                                    EXPERTS

    The financial statements and schedules as of December 31, 2002, and for the year ended December 31, 2002, incorporated by reference in this Prospectus have been audited by BDO Seidman, LLP, independent certified public accountants, to the extent and for the periods set forth in their report incorporated herein by reference, and are incorporated herein in reliance upon such report given upon the authority of said firm as experts in accounting and auditing.


                              CHANGE IN ACCOUNTANTS

    On April 29, 2002, we dismissed Arthur Andersen as our independent auditors and, on May 15, 2002, engaged BDO Seidman, LLP to serve as our new independent auditors for 2002. This action was taken by our board of directors based upon the recommendation of its audit committee.

    Arthur Andersen's reports on our consolidated financial statements for each of the years ended December 31, 2001 and December 31, 2000 did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.


    During the years ended December 31, 2001 and 2000 and the interim period between December 31, 2001 and April 29, 2002, there were no disagreements between us and Arthur Andersen on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure which, if not resolved to Arthur Andersen's satisfaction, would have caused Arthur Andersen to make reference to the subject matter of the disagreement in connection with their report for such years, except as follows: (1) During the audit of its financial statements for the year ended December 31, 2001, we had a disagreement with Andersen regarding the timing of revenue recognition for a sales transaction which occurred near the end of our third fiscal quarter ended September 30, 2001. We had initially recorded the revenue in its third fiscal quarter ended September 30, 2001. Andersen informed us of its concerns that the revenue should have been recognized in our fourth fiscal quarter ended December 31, 2001. Upon our further review and analysis, and continuing discussions with Andersen, we restated our 10-Q filing for the period ended September 30, 2001, to the satisfaction of Andersen, which issued its report on our financial statements for the year ended December 31, 2001; and (2) During the audit of its financial statements for the year ended December 31, 2001, we had a disagreement with Andersen regarding the capitalization and valuation of certain rights obtained during the year and fourth fiscal quarter ended December 31, 2001. Andersen informed us of its concerns and belief that the amount should be included as an item of income/loss during the year ended December 31, 2001. Upon our further review and analysis, and continuing discussions with Andersen, the amount was expensed to the satisfaction of Andersen, which issued its report on our financial statements for the year ended December 31, 2001. There were no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K except as described below: Andersen informed us in letters dated April 10, 2002 and April 3, 2001 that certain material weaknesses in internal control existed during the fiscal years ended December 31, 2001 and 2000. Although Andersen reported to the audit committee of our board of directors during 2001 that the institution of certain processes noted below appeared to have been implemented, Andersen noted that it was apparent that the processes have not been fully implemented or are not functioning adequately. Specifically, we and our audit committee were admonished to improve or institute: (1) the process for timely and regular detail analysis of all balance sheet accounts; (2) the process for the review of the balance sheet analyses and accounts by a competent professional to identify valuation and U.S. GAAP issues with resolution on an objective and neutral basis; (3) the process for a competent professional to review significant or unusual business transactions and agreements to identify U.S. GAAP issues;
(4) the process of regular financial statement internal auditing, targeting those areas where the greatest risk of financial statement misstatement exists; and (5) the review of underlying detail with more objectivity and a critical review in all major revenue recognition areas.


    During the fiscal years ended December 31, 2001 and 2000, and through May 15, 2002, we did not consult BDO Seidman with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our consolidated financial statements, or any other matters or reportable events listed in Items 304(a)(2)(i) and (ii) of Regulation S-K.


                           VALIDITY OF COMMON STOCK


    The validity of our common stock to be offered by the selling holder is being passed upon for us by Michael Dreitzer, Executive Vice President and General Counsel of Mikohn. As of January 9, 2004, Mr. Dreitzer owns 5,000 shares of our common stock and options to acquire 21,500 shares of our common stock.



                      WHERE YOU CAN FIND MORE INFORMATION

Available Information

    This prospectus is part of a registration statement that we filed with the SEC. The registration statement, including the attached exhibits and schedules, contains additional relevant information about us and our common stock. The rules and regulations of the SEC allow us to omit some of the information included in the registration statement from this prospectus. In addition, we have filed reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934. You may read and copy any of this information at the SEC's Public Reference Room, 450 Fifth
Street, N.W., Room 1024, Washington, D.C. 20549. You may obtain information on the operation of the SEC's Public Reference Room by calling the SEC at 1-800-SEC-0330.

    The SEC also maintains a Web site that contains reports, proxy statements and other information regarding issuers, like us, that file electronically with the SEC. The address of that site is http://www.sec.gov. The SEC file number for our documents filed under the Securities Exchange Act of 1934 is 0-22752.

Incorporation By Reference

    The rules of the SEC allow us to incorporate by reference information into this prospectus. "Incorporate by reference" means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. This prospectus incorporates by reference the documents listed below:

    *	Our Annual Report on Form 10-K for the year ended December 31,
	2002;

    *	Our Quarterly Reports on Form 10-Q for the quarters ended March
	31, 2003, June 30, 2003 and September 30, 2003;


    *	Our Current Reports on Form 8-K filed on March 13, 2003, March
	14, 2003, March 24, 2003, April 2, 2003, May 15, 2003, June 18,
	2003, July 30, 2003, September 15, 2003, September 29, 2003,
	October 23, 2003 and November 6, 2003; and


    *	The Description of our common stock from our Registration
	Statement on Form 8-A, filed with the SEC on November 2, 1993, and any amendment or report filed for the purpose of updating such description.


    The SEC has assigned file number 0-22752 to the reports and other information that we file with the SEC.


    We also incorporate by reference all of our filings with the SEC made pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (1) after the initial filing of the registration statement that contains this prospectus and before its effectiveness and (2) until the selling stockholders have sold all of the securities to which this prospectus relates or the offering is otherwise terminated. Any such filings shall be deemed to be incorporated by reference and to be a part of this prospectus from the respective dates of filing of those documents.

    You can obtain any of the documents described above from the SEC or through the SEC's web site at the address described above. We will provide to any person, including any beneficial owner of our common stock, to whom a copy of this prospectus is delivered a copy of any of these documents without charge, excluding any exhibits unless the exhibit is specifically listed as an exhibit to the registration statement of which this prospectus is a part. You can obtain any of these documents from us by requesting them in writing or by telephone at the following address:


                            Mikohn Gaming Corporation
                                  920 Pilot Road
                                  P.O. Box 98686
                             Las Vegas, Nevada  89119
                         Attention:  Corporate Secretary
                                  (702) 896-3890

                                   PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS


ITEM 14.  Other Expenses of Issuance and Distribution.

    The following is a statement of the expenses payable by us in connection with the issuance and distribution of the securities being registered hereby. All amounts shown are estimates, except the SEC registration fee and the Nasdaq National Market listing fee.

	SEC registration fee			$  4,052
	Printing and engraving	                   5,000
	Legal fees and expenses	                  12,000
	Accounting fees and expenses	          25,000
        Miscellaneous	                           5,000
                                                --------
	Total	                                $ 51,052
                                                ========

ITEM 15.  Indemnification of Directors and Officers.

    (a) The Company's Articles of Incorporation provide that no officer or director will be personally liable to the Company or any stockholders for damages for breach of fiduciary duty as a director or officer, except for (i) acts or omissions that involve intentional misconduct, fraud or a knowing violation of law, or (ii) the payment of dividends in violation of the General Corporation Law of Nevada (the "Corporation Law"). If the Corporation Law is amended or interpreted to eliminate or limit further the personal liability of directors or officers, then the liability of all directors and officers automatically will be eliminated or limited to the full extent then so permitted. These provisions in the Articles of Incorporation will not eliminate the fiduciary duties of the directors and officers and, in appropriate circumstances, equitable remedies such as injunctive relief or other forms of non-monetary relief will remain available under Nevada law. These provisions also will not affect responsibilities imposed under any other law, such as the federal securities laws or state or federal environmental laws.

    (b) The Company Bylaws provide that the Company will indemnify its directors and officers and may indemnify its employees and other agents to the fullest extent permitted under the Corporation Law. The Company believes that indemnification under its Bylaws covers at least negligence and gross negligence by indemnified parties and permits the Company to advance litigation expenses in the case of stockholders derivative actions or other actions, against an undertaking by the indemnified party to repay such advances if it is ultimately determined that the indemnified party is not entitled to indemnification. The Board of Directors has authorized the purchase by the Company of liability insurance for its officers and directors.

    (c) The Company has entered into separate indemnification agreements with each of its directors and officers. These agreements require the Company, among other things, to indemnify such persons against certain liabilities that may arise by reason of their status or service as directors or officers (other than liabilities arising from actions not taken in good faith or in a manner the indemnitee believed to be opposed to the best interests of the Company), to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified and to obtain directors' and officers' liability insurance, if available, on terms deemed reasonable by the Board of Directors. These indemnification agreements are separate and independent of the indemnification rights under the Bylaws and are irrevocable.

ITEM 16.  Exhibits and Financial Statement Schedules.

    See the exhibit index, which is incorporated herein by reference.

ITEM 17.  Undertakings.

    The undersigned registrant hereby undertakes:

	(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

	    (a) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

	    (b) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

	    (c) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

    provided, however, that (a) and (b) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrants pursuant to Section 13 or Section 15(d) of the Exchange Act of 1934 that are incorporated by reference in the registration statement.

	(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of those securities at that time shall be deemed to be the initial bona fide offering thereof.

	(3) To remove from registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    The undersigned registrant hereby undertakes:

	(1) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

	(2) That, (a) for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; and (b) for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, State of Nevada, on January 9, 2004.



                                                 MIKOHN GAMING CORPORATION


                                                 By:   /s/ John M. Garner
	                                             ---------------------
                                                     John M. Garner
                                                     Executive Vice President,
                                                     Chief Financial Officer
                                                     and Treasurer


    Under the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated below on January 9, 2004.



      	    Signature                           Title
          -------------                       ---------

      /s/  Peter G. Boynton*              Chairman of the Board
  ----------------------------
	Peter G. Boynton


    /s/  Douglas M. Todoroff*             Director
  ----------------------------
       Douglas M. Todoroff


     /s/  Terrance W. Oliver*             Director
  ----------------------------
       Terrance W. Oliver


        /s/ James E. Meyer*               Director
  ----------------------------
         James E. Meyer


       /s/  Rick L. Smith*	          Director
  ----------------------------
         Rick L. Smith


     /s/ Russel H. McMeekin*              President and Chief Executive Officer
  ----------------------------            (Principal Executive Officer)
       Russel H. McMeekin


       /s/ John M. Garner                 Executive Vice President, Chief
  ---------------------------- 	          Financial Officer and Treasurer
         John M. Garner                   (Principal Financial and Accounting
                                      Officer)


* By: /s/ John M. Garner
     -------------------------
        John M. Garner
       Attorney-in-Fact

INDEX OF EXHIBITS

  Exhibit No.                            Description
 ------------                          ---------------

    4.2*          Form of Warrant, dated October 22, 2003, issued pursuant to that certain Securities Purchase Agreement, dated September
                  25, 2003, filed as Exhibit 10.25 hereto
    5.1           Opinion of Michael Dreitzer, Executive Vice President and
                  General Counsel of Mikohn Gaming Corporation
   10.25*         Securities Purchase Agreement, dated September 25, 2003,
                  by and among the Company and the purchasers named therein
   10.26*         Registration Rights Agreement, dated October 22, 2003, by
                  and among the Company and the parties named therein
   10.27          First Amendment to Employment Agreement, dated January 8,
                  2002, between the Company and Michael Dreitzer filed as
                  Exhibit 10.21 of the Company's Form 10-K dated December
                  31, 2002.
   23.1           Consent of BDO Seidman, LLP
   23.3           Consent of Michael Dreitzer (included in Exhibit 5.1)
   24.1*          Powers of Attorney (included on signature page)

* Filed previously.